Exhibit 99.1

bebe stores, inc. Exploring Strategic Alternatives

Brisbane, California, March 22, 2017 - bebe stores, inc (Nasdaq: BEBE), announced today that its Board of Directors is exploring strategic alternatives for the company. bebe has retained B. Riley & Co. as its financial advisor and has also engaged a real estate advisor to assist with options related to its lease holdings. bebe said that there is no assurance that this process will result in any specific transaction, and it does not expect to disclose further developments during this process unless and until the Board of Directors has approved a specific transaction or otherwise determined that disclosure is appropriate.
About bebe:
Unique, sophisticated and timelessly sexy, bebe emerged as the first contemporary fashion destination in 1976. Today, bebe continues to define next-generation chic while staying true to its assertive, provocative origins. Inspired by Shakespeare’s immortal words “To be, or not to be,” the brand is, at its essence, about living, standing out and truly existing. As a global specialty retailer that designs, develops and produces a unique line of women’s apparel and accessories, bebe currently operates 134 retail stores, 34 outlet stores and www.bebe.com. In addition to its store locations in the United States, Puerto Rico and Canada, bebe also distributes and sells bebe branded product in approximately 75 doors through its licensees in more than 21 countries.

About B. Riley & Co., LLC
B. Riley & Co., LLC is a leading investment bank which provides corporate finance, research, and sales & trading to corporate, institutional and high net worth individual clients. Investment banking services include initial, secondary and follow-on offerings, institutional private placements, and merger and acquisitions advisory services. The firm is nationally recognized for its highly ranked proprietary equity research. B. Riley & Co., LLC is a member of FINRA and SIPC.

Contact:
bebe stores, inc.
Walter Parks
President, Chief Operating Officer and Interim Chief Financial Officer
415-715-3900